Exhibit 3.3

                            CRIMSON EXPLORATION INC.

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS
                                       OF
                                    SERIES D
                                 PREFERRED STOCK
                            ------------------------

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law
                            ------------------------


         Crimson Exploration Inc. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors, by unanimous written consent dated June 24, 2005 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law;

         Series D Preferred Stock

         WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Series D Preferred Stock (the "Series D Preferred Stock"), par value $0.01 per share, of the Company and the number of shares constituting such preferred stock;

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series D Preferred Stock on the terms and with the provisions herein set forth. .. .:



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                       DESIGNATION, PREFERENCES AND RIGHTS
                                       of
                            SERIES D PREFERRED STOCK
                                       of
                            CRIMSON EXPLORATION INC.

         The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Series D Preferred Stock or the holders thereof are as follows:

         SECTION 1. Designation of Series. The shares of such series shall be designated "Series D Preferred Stock" (hereinafter called "Series D Preferred Stock").

         SECTION 2. Number of Shares. The number of shares of Series D Preferred Stock shall be 12,000, of which number the Board of Directors may decrease (but not below the number of shares of the series then outstanding).

         SECTION 3. Dividends. No dividends will be paid on the Series D Preferred Stock.

         SECTION 4. Redemption Rights. The Series D Preferred Stock is not redeemable.

         SECTION 5. No Sinking Fund. The Series D Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

         SECTION 6. Liquidation. The holders of the Series D Preferred Stock shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of the Company's common stock (the "Common Stock"), the amount of $500 per share of Series D Preferred Stock.

         SECTION 7. Voting Rights. Except as otherwise expressly required by law, the holders of the Series D Preferred Stock shall not be entitled to vote on any matters.

         SECTION 8. Conversion to Common Stock. The Series D Preferred Stock is convertible to Common Stock at any time. A holder of Series D Preferred Stock may by written notice (the "Conversion Notice") to the Company convert any or all of the shares of the Series D Preferred Stock to Common Stock. The number of shares of Common Stock issuable with respect to each share of Series D Preferred Stock upon such conversion shall be $500 per share of Series D Preferred Stock divided by $8.00 per share of Common Stock (the "Conversion Ratio"). Any resulting fractional shares shall be rounded up to the next whole share. Following the date of the Conversion Notice, all shares of Series D Preferred Stock specified in the Conversion Notice shall thereafter cease to exist except to the extent that they evidence a right to receive the shares of Common Stock upon conversion. The shares of Common Stock issuable upon conversion shall be issued by the Company once such holder tenders the certificates evidencing such shares of Series D Preferred Stock to the Company for cancellation.

         SECTION 9. Antidilution. In case (i) the outstanding shares of the Common Stock shall be subdivided into a greater number of shares, (ii) a dividend in Common Stock shall be paid in respect of Common Stock, or (iii) the outstanding shares of Common Stock shall be combined into a smaller number of shares thereof, the Conversion Ratio in effect immediately prior to such subdivision or combination or at the record date of such dividend or distribution shall, simultaneously with the effectiveness of such subdivision or combination or immediately after the record date of such dividend or distribution, be proportionately adjusted to equal the product obtained by multiplying the Conversion Ratio by a fraction, the numerator of which is the number of outstanding shares of Common Stock prior to such combination, subdivision or dividend, and the denominator of which is that number of outstanding shares of Common Stock after giving effect to such combination, subdivision or dividend. Any dividend paid or distributed on the Common Stock in stock or any other securities convertible into shares of Common Stock shall be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable upon the conversion thereof.

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         SECTION 10. Registration Rights. The holders of the Series D Preferred
Stock will have no registration rights with respect to the Series D Preferred Stock or the underlying Common Stock.

         SECTION 11. Preemptive Rights. The holders of the Series D Preferred Stock will have no preemptive rights whatsoever.

         SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the holders of the Series D Preferred Stock may be taken without such a meeting if a consent or consents in writing, setting forth the actions so taken, is signed by the holders of two-thirds of the outstanding shares of Series D Preferred Stock.

                            [Signature page follows]



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         IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by a duly authorized officer as of the 27th day of June, 2005.

                                  CRIMSON EXPLORATION INC.

                                  By: /s/ Jim C. Bigham
                                      ------------------------------------------
                                      Name:  Jim C. Bigham
                                      Title:  Vice President/Secretary